Exhibit 8

DAVIS POLK & WARDWELL
1300 I STREET, N.W. WASHINGTON, D.C. 20005 ________ 1600 EL CAMINO REAL MENLO PARK, CA 94025 ________ 99 GRESHAM STREET LONDON EC2V 7NG ________ 15, AVENUE MATIGNON 75008 PARIS	450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	MESSETURM 60308 FRANKFURT AM MAIN ________ MARQUÉS DE LA ENSENADA, 2 28004 MADRID ________ 1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033 ________ 3A CHATER ROAD HONG KONG
WRITER’S DIRECT 212 450 4000

August 31, 2006

Re:	Morgan Stanley, Issuance of Global Medium-Term Notes, Series F Senior Notes, Asian Basket PLUS Due 2007

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

     We have acted as tax counsel for Morgan Stanley in connection with the issuance of $8,000,000 Asian Basket PLUS due 2007, described in Amendment No. 1 to Pricing Supplement No. 88 dated August 24, 2006 (the “Pricing Supplement”) to the Prospectus Supplement and the Prospectus dated January 25, 2006 and related to Registration Statement No. 333-131266. We have reviewed the discussion set forth under the caption “United States Federal Income Taxation” in the Pricing Supplement and are of the opinion that the discussion is accurate.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

     We hereby consent to the use of our name under the caption “United States Federal Income Taxation” in the Pricing Supplement. The issuance of such a consent does not concede that we are an “Expert” for the purposes of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell